                                                                   Exhibit 10.82





                          COST PLUS INCENTIVE CONTRACT
                                NUMBER SHB 98006
                                     7/06/98
                                       FOR
     INTEGRATED CARGO CARRIER (ICC) INTEGRATION AND OPERATION (I&O) SUPPORT
                                     BETWEEN
                            DAIMLER-BENZ AEROSPACE AG
                             RAUMFAHRT-INFRASTRUKTUR

                                POSTFACH 10 59 09

                                  28059 BREMEN

                                       AND
                             SPACEHAB, INCORPORATED
                              1595 SPRING HILL ROAD
                                    SUITE 360
                             VIENNA, VIRIGINIA 22182
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                                TABLE OF CONTENTS


Article 1    -  Entire Agreement...............................................1
Article 2    -  Definitions....................................................1
Article 3    -  Scope of Work..................................................1
Article 4    -  Period of Performance..........................................2
Article 5    -  Contract Amount................................................2
Article 6    -  Payment........................................................3
Article 7    -  Limitation of Funds............................................4
Article 8    -  Supplies/Services and Delivery Schedule........................4
Article 9    -  Title and Delivery.............................................5
Article 10   -  Packaging and Marking..........................................5
Article 11   -  Inspection and Acceptance......................................5
Article 12   -  Place of Performance...........................................5
Article 13   -  Items, Equipment, Property, Services to
                be Furnished by SPACEHAB, Inc.
                And/or the Government on a "No Charge" Basis...................5
Article 14   -  Exchange of Technical Information..............................6
Article 15   -  Excusable Delays...............................................7
Article 16   -  Changes........................................................7
Article 17   -  Amendments.....................................................8
Article 18   -  Stop Work Orders...............................................8
Article 19   -  Notices........................................................8
Article 20   -  Key Personnel..................................................9
Article 21   -  Termination...................................................10
Article 22   -  Governing Law.................................................10
Article 23   -  Arbitration/Disputes..........................................10
Article 24   -  Audit.........................................................11
Article 25   -  Indemnity Against Patent Infringement.........................11
Article 26   -  Limitation of Liability.......................................11
Article 27   -  Insurance and Indemnification.................................11
Article 28   -  DASA Employee Injury..........................................11
Article 29   -  Warranty......................................................12
Article 30   -  Relationship of Parties.......................................13
Article 31   -  Manned Space Flight Item......................................13


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Article 32   -  Order of Precedence...........................................13
Article 33   -  Technical Data................................................13
Article 34   -  Intellectual Property Rights..................................14

Exhibit A:      Statement of Work (SOW) for the SPACEHAB Integrated Cargo
                Carrier (ICC) Integration and Operation
Exhibit B:      SPACEHAB Furnished Equipment (SFE)


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THIS CONTRACT is by and between SPACEHAB, Inc. with an address at 1595 Spring
Hill Road, Suite 360, Vienna, Virginia 22182, (hereinafter referred to as "SPACEHAB, Inc." or "SHI") and Daimler-Benz Aerospace AG,
Raumfahrt-Infrastruktur, Postfach 10 59 09, 28059 Bremen (hereinafter referred to as "DASA"). The parties hereby agree as follows:

Article 1 - Entire Agreement

This Contract, all exhibits and other documents incorporated herein by reference, whether or not attached hereto, constitute the complete and exclusive statement of the Contract between the parties hereto. This Contract supersedes any previous understanding or agreement between SHI and DASA (oral or written) with respect to the subject matter hereof. Further, this Contract constitutes a definitization of Letter Contract SHB98006 dated 17 April 1998.


Article 2 - Definitions

A.       The term "DASA" shall mean Daimler-Benz Aerospace AG - Space
         Infrastructure - .

B. The terms "General Agreement," "Basic Agreement," "Basic Terms and Conditions," "Agreement" and "Contract" shall mean this Contract and shall be deemed to include all exhibits, specifications, drawings, or other documents incorporated herein by reference.


Article 3 - Scope of Work

A.       Mission STS-96

         DASA is the prime Contractor responsible for performance of all work set forth in this Contract, including work to be performed by any subcontractor.

         DASA shall perform the work identified in Exhibit A, "SPACEHAB Integrated Cargo Carrier (ICC) Integration and Operations Contract Statement of Work (SOW)" as far as relevant for STS-96, enclosed herein and made a part hereof.

B.       Future Missions

         In accordance with the Statement of Work requirements herein, it is intended that DASA will under separate contracts perform the Integration and Operations of up to nine additional option missions of the SPACEHAB ICC aboard the Space Shuttle through the year 2003. These options may include active payloads, as well as I&O for a deployed version of the Unpressurized Cargo Pallet (UCP) for operations onboard the International Space Station (ISS).

         DASA's role as preferred provider of ICC I&O services for future missions is dependent on NASA approval and satisfactory performance of the I&O task for the mission STS 96.


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Article 4 - Period of Performance

DASA shall perform the work called for under this Contract in accordance with the agreed to Statement of Work as specified in Article 3 herein, including preparation and submission of all reports, during the period of performance beginning 11 February 1998, and continuing through 30 June 1999, and as may be extended by mutual agreement.


Article 5 - Contract Amount

A.       Mission STS-96

         1. General. This is a Cost Plus Incentive Contract. The following estimated cost and nominal fee is established for the effort required by the Contract for services as specified in Statement of Work defined in Article 3.A. above:

                  *Total Cost:                                                        $ 2,117,765
                  Nominal Fee:                                                          $ 168,816
                  Total Contract Price:                                               $ 2,286,581

         2. Cost and Nominal Fee: The Cost and Nominal Fee of 10% specified in section 1. above are subject to adjustment if the contract is modified in accordance with Article 16 below.

                  The *Total Cost includes an amount of $249,608 for travel expenses plus 5% overhead. Dasa will charge only economy class for travel. Also included is an amount of $180,000 for services provided by ASI. This amount includes a fixed fee and is not subject to the incentive scheme. Dasa does not charge overhead or profit on this amount.

         3. Incentive Scheme. If the Actual Cost incurred under this contract is higher (overrun) or lower (under-run) than the Total Cost as agreed in accordance with section 1 and 2 here above, then the Seller shares the cost of any overrun or under-run as follows:

                  a. In the case of a cost overrun, the Seller shall get reimbursement of only fifty (50) percent of the cost above Total Cost until the nominal fee is reduced to an actual fee of two (2) percent of the Total Cost. In case of a cost overrun above this limit, the Seller is entitled to full reimbursement of the cost for any additional effort but with no fee.

                  b. In the case of a cost under-run, the Seller is entitled to an additional fee representing fifty (50) percent of the difference between Actual Cost incurred and Total Cost as agreed until the nominal fee is increased up to sixteen (16) percent of the Total Cost.

         4. Fees Payable. The Buyer will pay the nominal fee of ten (10) percent based on the monthly invoices of Seller, except for travel cost and ASI activities, until the amount of Total Cost is reached or the contract work completed with cost under-run.

                  Any adjustment of the fee in accordance with the incentive schedule (see section 3. above) will be made thereafter.


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
B. Future Missions. For future missions, the contract price will be determined as follows:

         1. In case the complexity of the integration & operations task for an executed option mission is the same as for the STS-96 mission, and, similar to the STS-96 mission, the executed option mission is the only DASA ICC integration activity on-going during the period of performance, the same contract price, excluding any costs and fees allocated to process development, will apply.

         2. In case an option mission is added which results in overlapping of integration schedules and therefore sharing of fixed costs between mission integration and operations efforts, the contract price for the additional mission will be reduced accordingly.

         3. In case the complexity of the integration of operations task for an executed option mission is increased, the additional required effort will be agreed between Buyer and Seller and the contract price will be increased accordingly.

         4. In any case, an adjustment will be made to the reference price of mission STS-96 which reflects the rate and overhead structure of DASA valid for the period of performance of the I&O task for the respective mission.

         5. The incentive scheme agreed for mission STS-96 will be valid also for the future missions.


Article 6 - Payment

A. DASA shall submit invoices monthly for the payment of actual costs incurred plus the Nominal Fee of 10%.

         Invoices shall segregate costs into the following categories:

         Sustaining
         -     Labor
         -     Material and Sub-contracted Services
         -     Travel

         Mission-unique (for each individual mission)
         -     Labor
         -     Material and Sub-contracted Services
         -     Travel

         Process Development
         -     Labor
         -     Capital Equipment

         Such invoices shall be submitted to SHI at:

         SPACEHAB, Inc.
         1595 Spring Hill Road, Suite 360
         Vienna, VA 22182


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         Payment will be made by or on behalf of SPACEHAB, Inc. to:

         Exhibit B - Wire Transfer Instructions

         Account of Daimler Benz Aerospace-RI
         Account No. 1435264741
         At Bremer Landesbank
         BLZ 290 500 00


Such invoices shall be due and payable by SHI, 30 days after receipt of an invoice. If any such invoice remains unpaid 45 days after receipt of such invoice, DASA shall have the right to stop work under this Contract. If such invoice continues to remain unpaid 60 days after receipt of such invoice, DASA may at its option, consider SHI to have breached this Contract and may pursue remedies as provided by law.


Article 7 - Limitation of Funds

A. The sum of $ 2,286,581 is presently available for payment and is allotted to this contract covering the period of performance through 30 June 1999.

B. DASA agrees to use reasonable efforts to perform, or have performed, the work on this contract up to the point at which the total amount paid and payable by SHI under the contract approximates but does not exceed the amount specified in paragraph (A). Unless otherwise agreed in writing, SHI shall not be obligated to reimburse DASA for costs incurred in excess of the total amount allotted by SHI to this contract during the stated period of performance.

C. Upon expenditure of 85% of allotted funds set forth in paragraph (A), DASA shall notify SHI in writing as to the estimated amount of additional funds required for the timely performance of the contract. Such notice shall specify any additional funds and period of performance required.

D. If, after the notification called for in Paragraph (C) above, additional funds are not allotted to this contract, DASA may request that this contract be terminated, in accordance with the provisions of the Terminations Clause of this contract, and SHI shall comply.

E. DASA is not obligated to continue performance under this contract (including actions under the Termination clause of this contract) or otherwise incur costs, which when added to the applicable fee would be in excess of the amount then allotted to the contract by SHI until SHI notifies DASA in writing that the amount allotted has been increased.


Article 8 - Supplies/Services and Delivery Schedule

A. The scope of work to be performed under this Contract shall include, the provision of all labor, materials, services, and equipment necessary to perform the work as set forth in Exhibit A, SPACEHAB Integrated Cargo Carrier Integration and Operations Contract Statement of Work.

B. In addition to invoicing, the Seller shall submit a cost compliance report each month describing any obligations incurred during the month prior and segregating those obligations into cost categories identical to those appearing on invoices.

         In order to provide timely reporting of actual expenditures, the cost compliance report may be manual and unofficial. Any significant discrepancies between cost compliance reports and actual invoices should be explained either on the invoice when billed, or on the cost compliance report for the month corresponding to the invoice in which the discrepancy becomes apparent.


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         Significant discrepancies between the manual cost compliance report and any request for payment must be clarified before the payment will be issued.

         Along with or in addition to the cost compliance report, Seller shall submit each month to the SPACEHAB project manager a name-list of those persons who performed chargeable work to this contract in the month prior. The list shall include each individual's name, phone number and task or function.


Article 9 - Title and Delivery

The point of delivery for any hardware required shall be Titusville, Florida USA. The point of delivery for any data required shall be SPACEHAB, Inc., Vienna, VA.


Article 10 - Packaging and Marking

Packaging and marking for shipment of all items ordered hereunder shall be in accordance with good commercial practice, and adequate to ensure both acceptance by common carrier and safe transportation at the most economical rate(s).


Article 11 - Inspection and Acceptance

The place of final inspection and acceptance for the services and deliverable hardware called for under this Contract shall be SHI's facility at Titusville, Florida, or other designated place(s) of performance. The place of inspection and acceptance of all deliverable reports and documentation shall be at SHI, Vienna, VA with copy to SHI Houston, Texas and SHI Cape Canaveral, FL as specified by SHI.


Article 12 - Place of Performance

DASA shall perform the work under this contract at its facility located in Bremen, Germany, at SHI's facility located in Houston, Texas or Titusville, Florida, and at any other locations within the USA or Germany as may be required.


Article 13 - Items, Equipment, Property, Services to be Furnished by SPACEHAB, Inc. and/or the Government on a "No Charge" Basis

A. SHI and/or the Government shall furnish to DASA, for use in connection with and under the terms of this contract on a "no-charge" basis, the SHI and/or Government owned equipment, property, items, services, etc. which are suitable for the intended use. SPACEHAB Furnished Equipment
         (SFE) to be provided is identified in Exhibit B.

B. Out of tolerance conditions, inadequacies, and delivery delays in SHI and/or Government supplied items identified herein will be the basis for a DASA Contract Change proposal and subsequent Contract amendment reflecting the cost, fee, schedule, and technical impact of defective or late delivery of SHI and/or Government supplied items.


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
C. The applicability of NASA FAR 52.245-5 Government Property is agreed to apply to Government furnished or owned equipment only and does not apply to purchases under this Contract since it is understood that title to all items provided under this Contract would vest with SPACEHAB, Inc.

D. SPACEHAB Furnished Equipment as identified in Exhibit B will include the following information:

         -        Functional capabilities

         -        Interface definition

         -        Environmental constraints

         -        Mechanical characteristics (dimensions, weight, c.g., etc...)

         - Electrical power requirements (peak, start-up/in-rush, profile, ...)

         -        Special requirements (commanding, downlink,...)

         -        Verification data (including safety data)

         -        Operations requirements and procedures

         Maintenance/repair of SFE that was designed and built by SHI will be the responsibility of SHI. DASA shall be responsible to report hardware failures immediately to SHI via Material Review Record (MRR). To do this, DASA will perform trouble shooting to locate problem to, but not within, the SFE component. DASA support to SHI for trouble shooting within the SFE component and shipping or repairing the component will be authorized by task directive and where necessary funded under a contract change. DASA shall maintain configuration control of the SFE. At turnover to DASA, SFE hardware and corresponding documentation shall be identified by part number including revision level (and serial number when appropriate). Documentation shall be placed under DASA documentation control. Changes/revisions post turnover (to DASA) shall be accompanied by the appropriate revised documentation.


Article 14 - Exchange of Technical Information

During the term of this Contract, SHI and DASA, to the extent of their right to do so, agree to exchange all such technical and management information as may reasonably be required for each to perform its obligations hereunder. To the extent that proprietary information of either party is disclosed, such information or data which is (i) submitted in writing, must be designated by an appropriate stamp, marking or legend thereon to be of proprietary or confidential nature, or (ii) orally submitted, must be identified as proprietary or confidential prior to disclosure and the disclosing party notifies the receiving party, in writing, specifically identifying any such proprietary or confidential information so orally submitted within thirty days after such oral submission. Notwithstanding termination or expiration of this Contract, each party will keep in confidence and prevent the disclosure of all such proprietary information and data, whether technical or commercial, to any third party. Neither party shall be liable for disclosure of any such proprietary information or data, if such information:

A. Was in the public domain at the time it was disclosed, or later becomes part of the public domain other than throughout the action of the party receiving it; or

B.       Was known to the party receiving it at the time of disclosure; or

C.       Is disclosed with the prior written approval of the other party; or


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
D. Is disclosed by the party providing the same, to others, on a non-restricted basis; or

E. Is disclosed inadvertently despite the exercise of the same degree of care that the receiving party takes to preserve or safeguard its own proprietary information; or

F. Becomes known to the receiving party from a source other than the disclosing party without breach of this Section by the receiving party; or

G. Is disclosed one (1) year after expiration or termination of this Contract; or

H. Is disclosed to a government agency for certification or export license purposes, taking all reasonable precautions to prevent further disclosure by such agency.


Article 15 - Excusable Delays

Except for default of subcontractors at any tier, either party shall not be in default because of any failure to perform this Contract under its terms if the failure arises from causes beyond the control and without the fault or negligence of DASA. Examples of these causes include but are not limited to are
(1) acts of God or of the public enemy, (2) acts of Government in either its sovereign or contractual capacity, (3) fires, (4) floods, (5) epidemics, (6) quarantine restrictions, (7) strikes, (8) freight embargoes, and (9) unusually severe weather. In each instance, the failure to perform must be beyond the control and without the fault or negligence of DASA. "Default" includes failure to make progress in the work so as to endanger performance.

DASA shall not be in default, if the failure to perform is caused by the failure of a subcontractor at any tier to perform or make progress, and if the cause of the failure was beyond the control of both DASA and subcontractor, and without fault or negligence of either, unless (1) DASA knew of other sources to obtain the subcontracted supplies or services from to meet schedule; (2) SHI ordered DASA in writing to purchase these supplies or services from the other source; and (3) DASA failed to comply reasonably with this order.

If SHI determined that any failure to perform results from one or more of the causes above, the delivery schedule shall be revised, subject to the rights of SHI under the Termination Clause of this Contract.


Article 16 - Changes

A. Wherever in the SOW an activity is specified "as required", "as necessary" or "if required", the amount of work actually to be performed will be agreed between the SHI and Dasa-RI mission manager on a case by case basis. If the amount of work actually to be performed exceeds the effort allocated to that activity in the staffing profile, a formal change of the contract is required in accordance with the procedure agreed here below.

B. SHI may at any time, by written order, and with such concurrence to not be unreasonably withheld from DASA, make changes within the general scope of this Contract in any one or more of the following:

         (1)      Description of services to be performed.

         (2) Time of performance (i.e., hours of the day, days of the week, etc.).


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
         (3)      Place of performance of the services.

         (4)      Drawings, designs, or specifications.

         (5)      Method of shipment or packing of supplies.

         (6)      Place of delivery.

         (7) Types and amounts of SHI and/or Government-Furnished Property to be provided.

C. If any such change causes an increase or decrease in the estimated cost of, or the time required for, performance of any part of the work under this contract, whether or not changed by the order, or otherwise affects any other terms and conditions of this contract, SHI shall make an equitable adjustment in the (1) estimated cost, delivery or completion schedule, or both; (2) amount of fee; and (3) other affected terms and shall modify the contract accordingly.

D. DASA shall assert its right to an adjustment under this clause within 60 days from the date of receipt of the written order. However, if SHI decides that the facts justify it, SHI may receive and act upon a proposal submitted before final payment of the contract.

E. Failure to agree to any adjustment shall be a dispute under the Disputes Clause. However, nothing in this clause shall excuse DASA from proceeding with the contract as changed.

F. Notwithstanding the terms and conditions of paragraphs (a) and (b) above, the estimated cost of this contract and, if this contract is incrementally funded, the funds allotted for the performance of this contract, shall not be increased or considered to be increased except by specific written modification of the contract indicating the new contract estimated cost and, if this contract is incrementally funded, the new amount allotted to the contract. Until this modification is made, DASA shall not be obligated to continue performance or incur costs beyond the point established in the Limitation of Funds Clause of this Contract.


Article 17 - Amendments

Neither this Contract, nor any term or condition thereof, shall be amended or changed in any manner except by an instrument in writing hereto, executed by both parties acting through their duly authorized representatives.


Article 18 - Stop Work Orders

SHI may, at any time, by written order to DASA, require DASA to stop all, or any part, of the work called for by this contract for a period of up to 90 days after the order is delivered to DASA, and for any further period to which the parties may agree. The order shall be specifically identified as a stop-work order issued under this clause. Upon receipt of the order, DASA shall immediately comply with its terms and take all reasonable steps to minimize the incurrence of costs allocable to the work covered by the order during the period of work stoppage.


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
Article 19 - Notices

A. Except as herein specifically provided otherwise, all notices, reports, and other communications hereunder shall be given in writing either by personal delivery, by first class mail, or by electronic transmission, addressed to the respective parties as specified herein below.

B. The date upon which any such communication is personally delivered or, if such communication is transmitted by mail or by electronic transmission, the date upon which it is received by the addressee, shall be deemed to be the effective date of such communication.

C. Each party shall promptly advise the other in the event of any change in their respective addresses.

D. The SHI personnel authorized to issue written orders, in accordance with the Changes Clause, are W.S. Dawson or Nelda Wilbanks.

         The SHI personnel authorized to give technical direction are M. E. Bain, or M. Dale Steffey.

E. The DASA personnel authorized to accept writtten orders, negotiate changes or sign amendments are:

         -     Holger Voge for contractual matters and

         -     Uwe Pape for technical and programatical matters

F. The addresses of SHI and DASA, for the purpose of paragraph A above, are as follows:

             FOR COMMUNICATION TO SPACEHAB, INC.

             SPACEHAB, Inc.
             1595 Spring Hill Road, Suite 360
             Vienna, VA  22182
             Attention:  Nelda Wilbanks with copies to M.E. Bain.

             When transmitted by mail:  Same as above
             When transmitted by electronic transmission:  Fax Number:  (703) 821-3070

             FOR COMMUNICATION TO DASA

             Daimler-Benz Aerospace AG
             - Space Infrastructure -
             Postfach 10 59 09
             D-28059 Bremen
             Attention:  Holger Voge with copies to Uwe Pape

             When transmitted by mail:  Same as above

             When transmitted by electronic transmission:  Fax Number:  (0421) 539-4137


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
Article 20 - Key Personnel

The personnel listed below are considered essential to the work being performed under this contract. Before removing, replacing, or diverting any of the listed personnel, DASA shall notify SHI in advance, and shall provide rationale including identification and qualifications of candidate replacement, and shall not remove, replace or divert such personnel without SHI's written consent, which shall not be unreasonably withheld. In such event, the list of personnel shall then be amended accordingly.

Key Personnel         Title/Position
-------------         --------------

H.J. Zachrau          Mission Manager
M. Ott                Bremen Team Lead
C. Schepker           Mission Analytical Integration and Payload Coordination


Article 21 - Termination

A. SHI may terminate this Contract at any time by written notice, in whole or in part, if SPACEHAB, in its sole discretion, determines that a termination is in its own best interest. SHI shall terminate by delivering to the Contractor a Notice of Termination specifying the extent of termination and the effective date.

B. In the event of a termination, SHI will reimburse DASA for all costs incurred, including applicable fee and termination costs. For purposes of the Termination Clause, incurred costs includes all outstanding commitments not yet paid and for delivery of all hardware, software and services, whether complete or incomplete, identified herein, to SHI. Termination costs are those actual and reasonable costs incurred in terminating the Contract including usual and customary severance pay and other labor costs in the ordinary course of business or as otherwise required by law, storage and protection costs, and costs of settlement and termination of subcontracts.

C. SHI may terminate this contract if DASA fails to deliver the goods or perform the services required by this contract within the time specified and any extension thereto granted by SHI.

D. The minimum value of the subcontract with ASI is $180,000. In the event that this task, or the entire contract, is terminated by SHI, without default of ASI, DASA will be entitled to the remainder (minimum contract value minus the actual payments to date of termination).


Article 22 - Governing Law

This agreement shall be governed by and interpreted in accordance with the law of the Commonwealth of Virginia.


Article 23 - Arbitration/Disputes

Disputes arising out of the interpretation or execution of this contract which cannot be resolved by negotiation shall, at the request of either Party, (after giving 30 days notice to the other Party) be submitted to arbitration. The arbitration tribunal shall sit in Vienna, VA. Disputes shall be finally settled pursuant to the arbitration rules of the International Chamber of Commerce. The parties hereby agree that any arbitration findings hereunder may be enforced in any U.S. Federal Court in Washington, D.C. or


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
Virginia and the parties hereby consent to the jurisdiction of such courts for such purpose. The decision to submit a dispute shall not excuse either party from the timely performance of its obligations hereunder which are not the subject matter of the dispute. Further, if the lack of resolution of the matter in dispute will adversely impact the timely completion of preparation for launch activities, DASA and SHI will perform the matter in dispute in the manner determined by SHI, within the framework of this Contract and without prejudice to the final resolution of the matter in dispute.


Article 24 - Audit

A. DASA will maintain accurate records of labor hours expended, subcontract billings and travel costs incurred by Cost Charge Number. Such records shall be made available for inspection by an independent certified public accountant retained by SHI during normal business hours for a period of three (3) years after completion of this Contract.

B. DASA's books, records, documents and other supporting data shall be made available to the independent certified public accountant responsible for auditing DASA on behalf of DASA and ESA (Price Auditing Office of the City of Bremen) for inspection and audit as reasonably required in conjunction with the negotiation of any changes hereunder, including termination claims.

C. In case of any dispute, the parties agree to continue Contract performance pending resolution.

Article 25 - Indemnity Against Patent Infringement

A. DASA shall indemnify SHI against any liabilities or losses which SHI may be required to pay in the case of any actual or alleged infringement of any United States patent or any negotiation or litigation based thereon, with respect to any products purchased pursuant to the terms of this Contract unless such products are made to a specific and detail design furnished by SHI which is not a modification of a DASA design. Such liabilities or losses (i) include:
         (a) counsel fees, (b) cost of replacing any infringing product with a suitable non-infringing substitute or of otherwise curing any infringement, but (ii) do not include any losses by SHI due to loss of use, at any time, of equipment or component utilizing any of said products which are the subject of any actual infringement.

B. With respect to any such actual or alleged patent infringement for which DASA is obligated to indemnify SHI: (i) DASA shall, as soon as practicable, report to SHI promptly an din reasonable written detail, each notice of claim against DASA of patent infringement; and (ii) SHI will notify DASA as soon as practicable after receipt by SHI of appropriate notice of any charge of infringement or commencement of any suit or action for infringement against SHI in either case, DASA shall have the option to (a) conduct negotiations with the party or parties charging infringement or (b) assume, conduct and control the defense of any suit or action of infringement against DASA or SHI. In the event DASA does not pursue either option, then SHI shall have the option to conduct such negotiations and defense without expense or liability to SHI as provided under Paragraph A. above.

Article 26 - Limitation of Liability

In no event, shall DASA be liable under any legal or equitable theory (including but not limited to contract, tort, negligence, or strict liability) for any incidental or consequential damages, including but not limited to damages for lost profits, lost sales, or loss of use of property.


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
Article  27 - Insurance and Indemnification

Upon delivery and final acceptance by SHI of an Integrated Cargo Carrier, SHI shall indemnify and save harmless DASA, its subcontractors and any officers, directors, employees, and agents of any of them form any liability and expense on account of loss of damage to the property of third parties (including the US Government) or bodily injury to any persons, including death, caused by or resulting from the use of the goods furnished hereunder and/or arising from the provision of services under this Contract excepting only such loss, damage, or injury caused by the indemnities willful misconduct, and SHI shall defend any suits or other proceedings brought against DASA and its subcontractors and the officers, directors, employees, and agents of any of them on account thereof an shall pay all expenses and satisfy all judgments which may be incurred or rendered against them or any of them in connection therewith. DASA shall give SHI prompt written notice of any claim of such loss, damage, or injury and shall cooperate with SHI and its insurers in every reasonable way in defending against such claim. SHI shall obtain insurance, naming DASA as an additional named insured, against such liabilities to third parties as are referred to in this paragraph.

DASA shall indemnify SHI against any liability, loss, claim, and/or proceeding in respect of personal injury to and/or death of any person, or loss or damage to property, arising out of the performance of the Contract; but only if the same is due to the negligent acts or omission of DASA, its employees or agents; or any subcontractor, its employees or agents.


Article 28 - DASA Employee Injury

DASA shall indemnify and hold harmless SHI, its officers, agents, and employees from any liability, loss or damage they may suffer as a result of death or injury to any DASA employees connected with or related to the performance of Contract work whether or not on SHI's premises, and which results wholly or partly from the negligence of DASA, its officers, agents, or employees. SHI shall indemnify DASA against any liability, loss, claim, and/or proceeding in respect of personal injury to and/or death of any person, or loss or damage to property, arising out of the performance of the Contract; but only if the same is due to the negligent acts or omission of SHI, its employees or agents; or any subcontractor, its employees or agents.


Article 29 - Warranty

A. DASA hereby warrants to SHI that all deliverables furnished under this contract shall be free from defects in workmanship for a period of one
         (1) year from the date of their acceptance. The cost of and associated fees for remedies of any defects shall be paid pursuant to the payment provisions of this contract. SHI shall notify DASA in writing, via fax or any equivalent means within 48 hours of any defects found after acceptance of the products. DASA's liability under this clause shall not extend:

         1. to defects arising form the misuse of the items after acceptance.

         2. to defects in materials, assemblies or other supplies issued by SHI for incorporation therein, provided always that DASA shall have properly exercised its duties as custodian of such issues and shall have incorporated them in accordance with the requirements of the contract.


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
B. Where defects in items are remedied by repair under this warranty, the repaired item shall be warranted for the remainder of the unexpired warranty. Where defective items are replace by new ones the full guarantee period stipulated in the Contract shall apply to such replacement items form the date of their acceptance.

Article 30 - Relationship of Parties

This Contract is not intended by the parties to constitute or create a joint venture, partnership or formal business organization of any kind. The rights and obligations of the parties shall be only those expressly set forth herein. The relationship established by this Contract is exclusively that of seller and buyer.

Article 31 - Manned Space Flight Item

DASA shall include the following statement in all subcontracts and purchase orders placed by it in support of this Contract, without exception as to amount or subcontractual level:

         For use in manned space flight; materials, manufacturing, and workmanship of highest quality standards are essential to astronaut safety.

         If you are able to supply the desired item with a higher quality than that of the items specified or proposed, you are requested to bring this fact to the immediate attention of the purchaser.

Article 32 - Order of Precedence

In the event of any conflict between Contract and the Statement of Work, the contract shall take precedence.

Article 33 - Technical Data

All technical data produced and paid for, of whatever type or kind, under this Contract shall be the property of SHI.


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
Article 34 - Intellectual Property Rights

All worldwide Intellectual Property (IP) rights (including but not limited to patents, copyrights, trademarks, service marks and trade secrets) created and paid for under this contract shall be the sole property of SPACEHAB. DASA-RI agrees to reasonably assist SPACEHAB in securing such rights through patent, copyright and trade name applications in various worldwide jurisdictions. All intellectual property (IP) utilized in the performance of this contract shall remain the exclusive property of the party(s) who had the rights in the IP prior to this contract.

IN WITNESS WHEREOF, the parties have caused their duly authorized representative to execute this Contract in duplicate.




DAIMLER-BENZ AEROSPACE AG                SPACEHAB, INC.
- SPACE INFRASTRUCTURE -



By:                                      By:
       -------------------------------          --------------------------------

Name:  U. Pape      H. Voge              Name:  Nelda Wilbanks
       -------------------------------          --------------------------------

Title: Project Mgr.   Contracts Mgr.     Title: Contracts Administrator
       -------------------------------          --------------------------------

Date:  30 June 1998                      Date:  30 June 1998
       -------------------------------          --------------------------------


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
                                    EXHIBIT B

I.       SPACEHAB FURNISHED EQUIPMENT (SFE), DATA AND SERVICES

         1.       SPACEHAB - ASTROTECH Payload Processing Facility

                  -        Environmental Controlled Integration Area

                  - Logistics Support by ASTROTECH, customs clearance, transport arrangement, transports

                  -        Standard Facility Handling Equipment

                  - Support Personnel assisting in crane operations and facility support tasks

                  -        Adequate Storage areas for flight hardware and GSE


         2.       UCP - Unpressurized Cargo Pallet (UCP) including GSE

         3.       Keel Yoke Assembly (KYA) including GSE and Transport Container

         4.       Strela - ICC Mounting Hardware

         5. SPACEHAB - OCEANEERING SPACE SYSTEMS TRANSIT CONTAINER (SHOSS-TC) and associated GSE

                  -        SHOSS Geometry

                  -        Verified Models

                  -        Phase II Safety Data*

                  -        Payload Mass Properties

                  -        Training Mock-up incl. ICC Standard Interface Plates

                  -        Phase III Safety Data*

                  -        SHOSS Transit Container

                  -        SHOSS - TC Attach Hardware

         6.       Fully operational ICC Transport GSE



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
II.      GOVERNMENT FURNISHED EQUIPMENT & DATA (GFE)

         1. Strela Crane (including operator post, FGB adapter, safety ring, boom and Strela adapter plates) and associated GSE

                  -        Structural/Thermal Math Models

                  -        Phase II Safety Data*

                  -        Design Mass Properties

                  -        Design Documentation

                  -        Training Mock-up (Strela on adapter plates)

                  -        Test Verified Loads Models

                  -        Phase III Safety Data*

                  -        Strela Flight Hardware

                  -        Strela-ICC Mounting Hardware attached to UCP


         2.       ORU Transfer Device (OTD) and associated GSE

                  -        Payload Geometry

                  -        Verified Models

                  -        Phase II Safety Data*

                  -        Training Mock-up incl. Payload-Unique ICC Interface
                           Plates

                  -        Phase III Safety Data*

                  -        OTD & Transition Plate

                  -        Payload-unique ICC Interface Plates

         3.       EVA Support Equipment/ Trainer

                  -        EVA-MSE

                  -        ICC-STIPLs (EVAS attach hardware)

                  - Fully configured ICC Training Mock-up (including Cargo Mock-ups)

         * (ISS formatted data packages)

All SFE/GFE is expected to be made available at or before the date(s) specified in the latest agreed to ICC I&O Master Schedule.




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